SUB-ITEM 77Q1(e)



October 7, 2004

INVESCO Institutional (N.A.) Inc.
Attention:  Jeff Kupor
1360 Peachtree Street N.E.
Suite 100
Atlanta, GA 30309


RE: INVESCO Dynamics Fund, INVESCO Mid-Cap Growth Fund and INVESCO Small Company Growth Fund, series portfolios of AIM Stock Funds


Reference is made to the Master Intergroup Sub-Advisory Contract for Mutual Funds entered into as of November 25, 2003 ("Agreement") between A I M Advisors, Inc. ("AIM Advisors") and INVESCO Institutional (N.A.), Inc. ("INVESCO Institutional"), relating to INVESCO Dynamics Fund, INVESCO Mid-Cap Growth Fund, INVESCO Small Company Growth Fund and INVESCO S&P 500 Index Fund, series portfolios of AIM Stock Funds.

The Board of Trustees of AIM Stock Funds has approved the termination of the Agreement effective July 16, 2004, with respect to INVESCO Dynamics Fund and INVESCO Mid-Cap Growth Fund and effective September 30, 2004, with respect to INVESCO Small Company Growth Fund. Section 8(c) of the Agreement requires AIM Advisors to give INVESCO Institutional 60-days written notice of its termination of the Agreement.

In consideration of the mutual covenants and undertakings of the Parties hereto, the Parties agree that this Notice letter (the "Notice") satisfies the notice requirements of Section 8(c) of the Agreement and upon executing this Notice, INVESCO Institutional hereby agrees to waive the 60-day notice to which it is entitled under the agreement.

Kindly evidence your acknowledgement of and agreement with the foregoing by signing and returning to me a copy of this letter.

Yours truly,




A I M ADVISORS, INC.



By: /S/ MARK H. WILLIAMSON
   ---------------------------
Name:  Mark H. Williamson
Title:    President


Agreed to and acknowledged this 31st day of October, 2004.
                                ----

INVESCO INSTITUTIONAL (N.A.) INC.



By: /s/ Jeffrey H. Kupor
    ----------------------
Name:  Jeffrey H. Kupor
     ----------------------
Title:  General Counsel & Secretary
        ----------------------------